As filed with the Securities and Exchange Commission on January 16, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3072771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West Houston, Texas 77064	77064
(Addresses of Principal Executive Offices)	(Zip Code)

NCI Building Systems, Inc. Deferred Compensation Plan

(As Amended and Restated effective January 1, 2007)

(Full title of the plan)

Todd R. Moore

Vice President and General Counsel

10943 North Sam Houston Parkway West

Houston, Texas 77064

(Name and address of agent for service)

(281) 897-7788

(Telephone number, including area code, of agent for service)

copy to:

Kelly B. Rose

Baker Botts L.L.P.

910 Louisiana

One Shell Plaza

Houston, Texas 77002-4995

(713) 229-1234

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Deferred Compensation Obligations (1)	$5,000,000	N/A	$5,000,000	$535.00

(1)	Represents $5,000,000 of deferred compensation obligations offered under the NCI Building Systems, Inc. Deferred Compensation Plan (the “Plan”).
(2)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,556.69 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-122457) filed by NCI Building Systems, Inc. on February 1, 2005, and have been carried forward, of which $535.00 has been offset against the registration fee due for this offering and of which $1,021.69 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the NCI Building Systems, Inc. Deferred Compensation Plan (the “Plan”) required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We are incorporating by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our annual report on Form 10-K for the fiscal year ended October 29, 2006; and

•	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since October 29, 2006.

All other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan to our directors, officers and key employees. The following summary of the DCOs is qualified in its entirety by reference to the plan document, a copy of which has been incorporated by reference into this Registration Statement.

The DCOs issuable under the Plan represent our obligations to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to provide participants with the ability to defer income that would otherwise be payable to them for tax planning purposes. Subject to the terms and conditions set forth in the Plan, certain officers and key employees may defer up to 80% of their annual salary and up to 90% of their bonus and our directors may defer up to 100% of their annual fees and meeting attendance fees, until certain dates in the future, including at or after retirement.

The Plan also permits us to make contributions on behalf of certain employees who are participating in, and impacted by, the federal tax compensation limits under our 401(k) plan. Such contributions are known as restoration matching amounts which, under the terms of our 401(k) plan, will be 4% to 6% of compensation in excess of those limits, based on our performance. Additionally, the Plan permits us to make company contribution amounts on behalf of employees participating in the Plan.

Subject to the terms and conditions set forth in the Plan, each participant’s annual deferrals and any restoration matching amounts and company contribution amounts contributed to the Plan on behalf of the participant will be credited to an individual account. Account balances attributable to amounts deferred or contributed to the Plan on or after January 1, 2007 will be allocated into certain phantom investment fund(s) designated by the Plan’s administrative committee. Such account balances shall remain allocated into such phantom investment fund(s) until such time as the Plan’s administrative committee determines, in its sole discretion, that participants may select their own phantom investment funds. Amounts in a participant’s individual account will be adjusted to reflect the investment performance of the phantom investment fund(s) in which the participant’s account balance has been hypothetically allocated. The phantom investment funds are for measurement purposes only and there shall be no actual investment of account balances in the phantom investment funds. A participant’s annual deferrals will be 100% vested at all times. Separate vesting schedules apply to our restoration amounts and our contribution amounts.

The obligation to pay the vested balance of each Plan participant’s accounts shall at all times be an unfunded and unsecured obligation by us. Benefits are payable solely from our general funds and are subject to the risk of corporate insolvency. We may establish a grantor trust for the purpose of informally funding the Plan. Participants will not have any interest in any of our assets by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that a director will not be liable to us or our stockholders for acts or omissions as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware statutory or decisional law. Our Amended and Restated By-Laws provide that each current or former director, officer or employee of ours, or each such person who is or was serving or who had agreed to serve another corporation, trust or other enterprise in any capacity at our request, will be indemnified by us to the full extent permitted by law for liability arising from such service. Our Amended and Restated By-Laws require us to advance expenses incurred in defending a civil or criminal action, suit or proceeding, so long as the person undertakes in writing to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. In addition, our By-laws authorize us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ours, or each such person who was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability.

We have entered into written indemnification agreements with our directors and certain of our officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination, within 45 days of our receipt of such claim, whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 12, 2007.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Norman C. Chambers
Norman C. Chambers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman C. Chambers, Frances R. Powell and Todd R. Moore, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, this Registration Statement and any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Norman C. Chambers	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2007
Norman C. Chambers

/s/ Frances R. Powell	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 12, 2007
Frances R. Powell

/s/ Mark E. Johnson	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	January 12, 2007
Mark E. Johnson

/s/ William D. Breedlove	Director	January 12, 2007
William D. Breedlove

/s/ Gary L. Forbes	Director	January 12, 2007
Gary L. Forbes

/s/ Philip J. Hawk	Director	January 12, 2007
Philip J. Hawk

/s/ Max L. Lukens	Director	January 12, 2007
Max L. Lukens

/s/ George Martinez	Director	January 12, 2007
George Martinez

/s/ W. Bernard Pieper	Director	January 12, 2007
W. Bernard Pieper

/s/ John K. Sterling	Director	January 12, 2007
John K. Sterling

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Restated Certificate of Incorporation, as amended through September 30, 1998 (filed as Exhibit 3.1 to NCI’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 and incorporated by reference herein)

3.2	Amended and Restated By-Laws, as amended through December 7, 2005 (filed as Exhibit 10.5 to NCI’s Current Report on Form 8-K dated December 7, 2006 and incorporated by reference herein)

*5.1	Opinion of Baker Botts L.L.P.

*23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

*23.2	Consent of Independent Registered Public Accounting Firm

99.1	NCI Building Systems, Inc. Deferred Compensation Plan (as Amended and Restated effective January 1, 2007) (filed as Exhibit 10.23 to NCI’s Annual Report of Form 10-K for the fiscal year ended October 29, 2006 and incorporated by reference herein)

*	Filed herewith